WisdomTree Trust
                           48 Wall Street, 11th Floor
                               New York, NY 10005



June 8, 2006

VIA ELECTRONIC FILING

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549
Attn:   Christian Sandoe

RE:      WisdomTree Trust
         Registration Statement on Form N-1A
         File Nos. 333-132380 and 811-21864

Dear Mr. Sandoe:

         We hereby request that the effective date for the above-captioned Registration Statement be accelerated so that it will become effective at 9:00 a.m. on June 12, 2006, or as soon thereafter as practicable, after the filing of Pre-Effective Amendment No. 2 thereto with the Securities and Exchange Commission.

                                             Very truly yours,

                                             WisdomTree Trust



                                             By:    /s/ Richard A. Morris
                                                    ----------------------------
                                             Name:  Richard A. Morris
                                             Title: Secretary